UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 10, 2006

ENERGY METALS CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	000-31501	98-0218264
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1238 - 200 Granville Street, Vancouver, B.C., Canada V6C 1S4
(Address of principal executive offices, including zip code)

(604) 697-5687
(Registrant's telephone Number, including area code)

N/A
(Former name or former address, if changed since last report)

Item 8.01 Other Events.

On July 10, 2006, we completed the merger pursuant to the Agreement and Plan of Merger dated March 9, 2006, as amended on April 5, 2006 and June 28, 2006 with Energy Metals Corporation and its acquisition subsidiary. As of the closing date, our company became a wholly-owned subsidiary of Energy Metals and the common stock of our company was voluntarily de-listed from the TSX Venture Exchange in Canada and was terminated from quotation on the OTC Bulletin Board in the United States.

As of the closing date of the Merger:

1.	each share of Quincy was converted into the right to receive 0.20 shares of common stock of Energy Metals rounded up to the nearest whole share of Energy Metals;

2.	each stock option granted under Quincy’s stock option plan was converted into a stock option to acquire common shares of Energy Metals on the same terms as the original stock options except that (i) each such stock option was immediately exercisable for the number of shares that were issuable upon exercise of such stock option multiplied by 0.20 rounded down to the nearest whole number of shares, (ii) the per share exercise price will be equal to the quotient determined by dividing the exercise price at which such stock option was exercisable by 0.20, rounded up to the nearest whole cent, and (iii) stock options held by persons whose involvement with Quincy or Energy Metals is terminated on or prior to the consummation of the merger, will expire after a period of ninety (90) days from the consummation of the merger; and

3.	each share purchase warrant issued by Quincy will continue and will allow the holder to acquire common shares of Energy Metals on the same terms as the original share purchase warrant except that (i) each share purchase warrant was exercisable (or will become exercisable in accordance with its terms) for that number of common shares of Energy Metals equal to the product of the number of shares that were issuable upon exercise of such share purchase warrant multiplied by 0.20, rounded down to the nearest whole number of shares, (ii) the per share exercise price will be equal to the quotient determined by dividing the exercise price per share purchase warrant, rounded up to the nearest whole cent.

The common stock of Energy Metals was deemed to be registered under Section 12(g) of the United States Securities Exchange Act of 1934, as amended, pursuant to Rule 12g-3 thereunder. As of this date, Energy Metals is subject to the reporting requirements of the Exchange Act of 1934 and will file reports and other information with the United States Securities and Exchange Commission as a successor registrant to our company in accordance with the Exchange Act of 1934.

Item 9.01    Financial Statements and Exhibits.

99.1     News release dated July 10, 2006.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENERGY METAL CORPORATION

Per:  /s/ Paul Matysek
       _________________________

Paul Matysek
CEO and President

Dated: July 21, 2006